Exhibit 99.1

Nevro Announces Acquisition of Vyrsa™ Technologies

Refinances with $200M Structured Debt Maturing in 2029

REDWOOD CITY, Calif. — November 30, 2023 — Nevro Corp. (NYSE: NVRO), a global medical device company that is delivering comprehensive, life-changing solutions for the treatment of chronic pain, today announced that it has acquired Vyrsa Technologies (“Vyrsa”), a privately held medical technology company focused on a minimally invasive treatment option for patients suffering from chronic sacroiliac joint (“SI Joint”) pain.

Under the terms of the transaction, which signed and closed on November 30, 2023, Nevro paid $40 million at closing and agreed to pay up to an additional $35 million in cash or stock tied to achievement of certain development and sales milestones.

The US SI joint fusion market is valued at over $2 billion and expected to grow by double digits over the next several years1. Vyrsa, established in 2021, is the only SI joint company that manufactures and supports a complete portfolio of FDA-cleared, state-of-the-art sacroiliac joint fusion devices.

Nevro CMO David Caraway, M.D., stated, “Vyrsa’s comprehensive product suite allows physicians to tailor therapy to specific patient needs. Their innovative implants provide optimal stability and enhance the opportunity for the SI joint to fuse, providing relief to patients suffering from chronic SI joint pain.”

The portfolio allows physicians to access established SI joint fusion Category I CPT codes at all approved sites of service for SI joint fusion procedures.

Nevro CEO Kevin Thornal commented, “The acquisition of Vyrsa leverages Nevro’s ability to drive long-term shareholder value by accelerating our key strategic initiatives of commercial execution, market penetration, and profit progress. Vyrsa offers differentiated implants to our current call point of physicians that will help drive growth. We are ecstatic to be able to bring long-term pain relief to the 15-30% of people suffering with chronic low back pain associated with the SI joint2.”

Vyrsa is projected to be accretive to Nevro in 2024 for both revenue and AEBITDA.

Closes $200 Million Term Loan Credit Facility and Refinances Portion of 2025 Convertible Notes

Nevro also announced the closing of a 6-year, $200 million term loan credit facility, the proceeds of which will be used to repurchase the majority of its 2025 Convertible Notes and for working capital and other general corporate purposes. Interest on the term loans accrues at a per annum rate of SOFR + 5.25%. At Nevro’s election, certain portions of the interest may be paid-in-kind. Nevro also issued the lender a warrant to purchase approximately 2.6 million shares of Nevro common stock at a $23.19 exercise price, representing a 40% premium to Nevro’s trailing 5-day VWAP.

Nevro CFO Rod MacLeod noted, “We are excited to be able to diversify our product offering and drive growth with Vyrsa. We are also pleased to refinance a majority of our debt and push the maturity out to 2029. We evaluated multiple financing options and chose this path to limit equity dilution to 2.6 million warrant shares versus a typical convertible offering that would have been much more dilutive. Nevro has had a strong, long-term relationship with Braidwell, an investor in our company and our lender for this transaction, and we look forward to having their continued support for years to come.”

[1]	Data on file
[2]	Cohen, Steven P. et al. Sacroiliac Joint Pain: A Comprehensive Review of Epidemiology, Diagnosis and Treatment

“We are delighted to expand our existing investment in Nevro”, said Narendra Nayak, Partner at Braidwell. “Over the years, Nevro has done the hard work of scaling its commercial infrastructure and is now poised to offer its customers a growing portfolio of complementary technologies to drive the company’s top and bottom lines.”

Latham & Watkins served as Nevro’s legal counsel. J. Wood Capital Advisors served as financial advisor to Nevro on the financing.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on delivering comprehensive, life-changing solutions that continue to set the standard for enduring patient outcomes in chronic pain treatment. The company started with a simple mission to help more patients suffering from debilitating pain and developed its proprietary 10 kHz Therapy™, an evidence-based, non-pharmacologic innovation that has impacted the lives of more than 100,000 patients globally. Nevro’s comprehensive HFX™ spinal cord stimulation (SCS) platform includes a SenzaTM SCS system and support services for the treatment of chronic pain of the trunk and limb and painful diabetic neuropathy.

Senza®, Senza II®, Senza Omnia™, and HFX iQ™ are the only SCS systems that deliver Nevro’s proprietary 10 kHz Therapy. Nevro’s unique support services provide every patient with an HFX Coach™ throughout their pain relief journey and every physician with HFX Cloud™ insights for enhanced patient and practice management.

SENZA, SENZA II, SENZA OMNIA, OMNIA, HF10, the HF10 logo, 10 kHz Therapy, HFX, the HFX logo, HFX iQ, the HFX iQ logo, HFX Algorithm, HFX CONNECT, the HFX Connect logo, HFX ACCESS, the HFX Access logo, HFX COACH, the HFX Coach logo, HFX CLOUD, the HFX Cloud logo, RELIEF MULTIPLIED, the X logo, NEVRO, and the NEVRO logo are trademarks or registered trademarks of Nevro Corp. Patents covering Senza HFX iQ and other Nevro products are listed at Nevro.com/patents.

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Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the company’s current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including regarding the acquisition, integration, and prospects of Vyrsa, its products and the US SI joint market. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully integrate Vyrsa with Nevro’s existing business, our ability to successfully continue to develop and commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims, in each case, including with respect to Vyrsa. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 21, 2023, as well as any subsequent reports filed with the Securities and Exchange Commission, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

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